EXHIBIT 99.1

NEWS RELEASE

Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer (818) 949-5300 ext. 5728 Leigh Parrish, Financial Dynamics (212) 850-5651 Peter Schmidt, Financial Dynamics (212) 850-5654

SPORT CHALET REPORTS SECOND QUARTER RESULTS

Los Angeles, California, November 7, 2007 - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its second quarter of fiscal 2008 ended September 30, 2007.

Second Quarter Results
Sales increased 7.0% to $97.7 million for the second quarter of fiscal 2008 from $91.3 million for the second quarter of fiscal 2007. Seven new stores not included in same store sales contributed $8.0 million in sales for the quarter while same store sales decreased 2.2%. Sales were negatively impacted by softer macroeconomic trends. Same store sales were also affected by the Company and competitors opening new stores in existing markets.

Gross profit as a percent of sales was 30.4% compared to 32.2% for the second quarter of last year. The decline was primarily due to increased rent as a percent of sales in newer stores which take time to reach operating efficiency, as well as increased promotional activity. Selling, general and administrative expenses (SG&A) as a percent of sales improved to 28.8% from 29.1% last year, as a result of reduced existing store and overhead costs.

Net income for the second quarter of fiscal 2008 was $739,000, or $0.05 per diluted share, compared to a net income of $1.7 million, or $0.12 per diluted share, for the same period last year

Craig Levra, Chairman and CEO, stated, “We are not satisfied with our second quarter performance, which was impacted by a challenging economy, particularly in California where the majority of our stores are located. However, we are pleased with our ability to manage expenses and generate bottom line results significantly ahead of the expectations we outlined in our business update in September. Despite the environment, we continued to successfully open new stores and strengthen our systems, as we moved forward with our SAP installation and completed the rollout of enterprise selling to all stores.”

Six-Month Results
For the six months ended September 30, 2007, sales increased 7.7% to $189.2 million from $175.7 million for the first six months of the prior year. Eight new stores not included in same store sales contributed $15.8 million to total sales for the first six months of fiscal 2008. Same store sales decreased 0.5% for the six-month period. The first six months of fiscal 2008 had two fewer selling days, which reduced sales by $2.1 million, compared to the six months ended October 1, 2006 as a result of the Company’s calendar change last year.

Gross profit as a percent of sales was 29.5% for the six months ended September 30, 2007 compared to 30.8% for the same period last year. The decline was due to increased rent as a percent of sales for newer stores as well as increased promotional activity in the second quarter. SG&A as a percent of sales for the six-month period was 29.1% compared to 28.7% for the same period of fiscal 2007, reflecting increased expenses for new stores, partially offset by reduced existing store and overhead costs.

Net income for the six months ended September 30, 2007 was $75,000, or $0.01 per diluted share, compared to net income of $2.2 million, or $0.15 per diluted share, for the six months ended October 1, 2006.

Craig Levra, Chairman and CEO, concluded, “We approach the business with the goal of driving a broad range of ongoing improvements and we are pleased with our progress on several important initiatives this year. Earlier this week we expanded into our fourth state, remaining on track in our store opening plans as we opened our first store in Utah. At the same time we are opening new stores, we have been successful in elevating our store experience by bringing in more performance and technical product to complement our “expert” approach to customer service. As we head into the back half of the fiscal year, we are creating more targeted marketing strategies through improved analytics. Additionally, we are making changes to our team sales division to strengthen the crossover and synergies with the merchandise offered in our stores. Finally, we are carefully managing our inventory levels to solidly position the Company for the upcoming holiday season. The challenging environment in which we are operating is only creating added focus within the Sport Chalet Team. We remain committed to prudently managing our business to generate growth over the long term.”

Conference Call and Webcast
Sport Chalet will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss the financial results for the second quarter. The conference call may be accessed by dialing (706) 634-4840 and also via audio webcast at: www.sportchalet.com or www.earnings.com. A replay of the conference call will be available through Wednesday, November 14, 2007 by dialing (706) 645-9291 (conference ID 21977767) and an archive of the webcast will be available for 90 days following the conclusion of the conference call.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 50 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

 SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended		Six months ended
	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006

Net sales	$97,669,443	$91,302,660	$189,223,353	$175,720,999
Cost of goods sold, buying and
occupancy costs	67,959,881	61,942,265	133,361,106	121,611,761
Gross profit	29,709,562	29,360,395	55,862,247	54,109,238

Selling, general and administrative
expenses	28,101,716	26,560,046	55,010,404	50,388,933
Income from operations	1,607,846	2,800,349	851,843	3,720,305

Interest expense	357,178	22,667	716,195	61,187
Income before taxes	1,250,668	2,777,682	135,648	3,659,118

Income tax provision	511,247	1,095,979	60,551	1,447,004
Net income	$739,421	$1,681,703	$75,097	$2,212,114

Earnings per share:
Basic	$0.05	$0.12	$0.01	$0.16
Diluted	$0.05	$0.12	$0.01	$0.15

Weighted average number of
common shares outstanding:
Basic	14,077,833	13,796,374	14,046,527	13,735,804
Diluted	14,734,728	14,405,180	14,750,402	14,303,114

SPORT CHALET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	April 1,
	2007	2007
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$769,258	$3,840,757
Accounts receivable, net	3,464,839	6,894,282
Merchandise inventories	103,680,310	87,066,998
Prepaid expenses and other current assets	4,970,475	4,827,232
Prepaid income taxes	739,844	1,481,914
Deferred income taxes	3,402,889	3,145,502
Total current assets	117,027,615	107,256,685

Fixed assets, net	65,259,196	59,487,415
Deferred income taxes	5,192,834	4,504,986
Total assets	$187,479,645	$171,249,086

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$40,713,813	$29,407,673
Loan payable to bank	18,642,158	11,776,278
Salaries and wages payable	4,182,269	4,999,139
Other accrued expenses	13,574,899	15,580,770
Total current liabilities	77,113,139	61,763,860

Deferred rent	23,250,621	23,059,084
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares - none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000
Issued and outstanding shares - 12,336,186 at
September 30, 2007 and 12,252,654 at April 1, 2007	123,362	122,527
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares - 1,741,738 at
September 30, 2007 and 1,741,489 at April 1, 2007	17,417	17,415
Additional paid-in capital	33,804,561	33,190,752
Retained earnings	53,170,545	53,095,448
Total stockholders’ equity	87,115,885	86,426,142
Total liabilities and stockholders’ equity	$187,479,645	$171,249,086

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	September 30, 2007	October 1, 2006
Operating activities
Net income	$75,097	$2,212,114
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	6,487,902	5,385,095
Loss on disposal of equipment	6,241	135,145
Share-based compensation	144,243	100,712
Deferred income taxes	(945,235)	708,824
Changes in operating assets and liabilities:
Accounts receivable	3,429,442	(496,926)
Merchandise inventories	(16,613,312)	(27,952,962)
Prepaid expenses and other current assets	(143,243)	29,828
Prepaid income taxes	742,070	-
Accounts payable	11,306,140	32,519,644
Salaries and wages payable	(816,870)	(1,177,897)
Other accrued expenses	(2,005,871)	(545,820)
Income taxes payable	-	(1,279,979)
Deferred rent	191,537	780,422
Net cash provided by operating activities	1,858,141	10,418,200

Investing activities
Purchase of fixed assets	(12,265,923)	(11,789,351)
Proceeds from sale of fixed assets	-	2,379
Net cash used in investing activities	(12,265,923)	(11,786,972)

Financing activities
Proceeds from bank borrowing	49,674,859	5,778,063
Repayments of bank borrowing	(42,808,979)	(5,778,063)
Proceeds from exercise of stock options	201,605	651,079
Optionee withholding taxes from exercise of stock options	-	(890,264)
Tax benefit on employee stock options	268,798	958,159
Net cash provided by financing activities	7,336,283	718,974

Increase (decrease) in cash and cash equivalents	(3,071,499)	(649,798)
Cash and cash equivalents at beginning of period	3,840,757	2,563,930
Cash and cash equivalents at end of period	$769,258	$1,914,132

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$-	$1,060,000
Interest	637,113	11,834